EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-65584 on Form S-8 of our report dated March 15, 2006 relating to the consolidated financial statements and consolidated financial statement schedule of Natus Medical Incorporated and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Natus Medical Incorporated and subsidiaries for the year ended December 31, 2005.

/s/     Deloitte & Touche, LLP

San Francisco, California

March 15, 2006